EXHIBIT 14.1

CODE OF CONDUCT AND ETHICS OF URBAN OUTFITTERS, INC.

Introduction

This Code of Conduct and Ethics of Urban Outfitters, Inc. and its subsidiaries (“Urban”) provides an ethical and legal framework for business practices and conduct to which all Urban employees, officers and directors (“Urban Associates”) must adhere.

1.	Compliance with Laws, Rules and Regulations

Urban Associates shall obey the law and comply with the laws, rules and regulations of the municipalities, states and countries in which Urban operates.

More specifically, Urban Associates shall:

A.	Comply With U.S. Securities Laws Prohibiting “Insider Trading”

Urban Associates who are in possession of material nonpublic information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Urban’s business. “Material nonpublic information” is a legal term also commonly referred to as “inside information.” Material information is any information that an investor might consider important in deciding whether to buy, sell or hold securities, such as whether the information could reasonably be expected to affect the price of a stock. Examples of certain types of material information are:

•	financial results, forecasts and other information;

•	possible mergers, acquisitions, divestitures or joint ventures; and

•	information concerning important product developments, major litigation developments and major changes in business direction.

Information is considered nonpublic unless it has been adequately disclosed to the public. Examples of effective disclosure include public filings with the Securities and Exchange Commission and the issuance of Urban press releases.

Urban Associates must not trade Urban securities on the basis of inside information and must be careful not to make this information available to others who might profit from it. Material inside information should only be disclosed to those who need to know it and should not be discussed in public places. In addition, Urban Associates must avoid recommending that someone buy or sell securities of Urban. This guidance also applies to securities of companies with which the Urban Associate knows Urban has a relationship, that is, a customer, supplier, vendor or other business associate. In addition to the above insider trading prohibitions, Urban Associates may never trade any options on Urban securities in the open market or maintain a short position in Urban securities.

If you have a question as to whether certain information is material or if it has been adequately disclosed to the public, you must contact the President and abstain from trading in Urban’s securities or disclosing that information until you have been informed that the information is not material or has been appropriately disclosed.

Directors and executive officers also should be reminded that they have further restrictions on their ability to trade in Urban’s securities, as further explained in the memorandum, Summary of Reporting Obligations under Section 16 of the Securities Exchange Act of 1934, in the supplementary memorandum attached thereto, Compliance with the Securities Ownership Reporting and Short-Swing Profit Liability Provisions of Section 16 of the Securities Exchange Act of 1934, and in the periodic memoranda on the applicable trading windows for Urban securities.

B.	Comply with U.S. Securities Laws Concerning Disclosure Requirements

As a public company, it is of critical importance that the reports Urban files with, or submits to, the Securities and Exchange Commission be accurate and complete. Urban’s officers, directors and management are responsible for ensuring that information disclosed to the public complies with applicable governmental rules and regulations and promotes the availability of full, fair, accurate, timely and understandable information in periodic reports. This group is charged with establishing and managing Urban’s transaction and reporting systems and procedures to ensure that:

•	business transactions are properly authorized and completely and accurately recorded on Urban’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established Urban financial policy and its system of internal controls;

•	the retention or proper disposal of Urban’s records are in accordance with Urban’s established financial policies and applicable legal and regulatory requirements; and

•	periodic financial communications and reports are delivered in a timely manner.

C.	Comply With U.S. Laws Concerning Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited. In addition, the U.S. government has a number of laws and regulations regarding business gratuities that U.S. government personnel may accept. It is illegal to promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity.

D.	Comply With U.S. Law Concerning Discrimination and Harassment

Urban Associates must never discriminate against another Urban Associate on the basis of race, color, sex, religion, sexual orientation, age, national origin, non-job related handicap(s) or any other unlawful basis.

E.	Comply With Health and Safety

Urban strives to provide a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices. Violence and threatening behavior are not permitted. Employees should report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol.

2.	Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of Urban. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in Urban.

It is almost always a conflict of interest for an Urban employee to work simultaneously for a competitor, customer, supplier or other business associate. Therefore, an Urban Associate is not allowed to work for, nor serve as a consultant or board member for a competitor, customer, supplier or other business associate, without approval of Urban’s President. The best policy is to avoid any direct or indirect business connection with Urban’s competitors, customers, suppliers or other business associates, except on Urban’s behalf. Conflicts of interest are prohibited as a matter of Urban policy, except under guidelines approved by the Board of Directors. If an Urban Associate becomes aware of a conflict or potential conflict, it should be brought to the attention of a supervisor, manager or other appropriate personnel.

3.	Corporate Opportunities

Urban Associates are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or their position without the consent of the Board of Directors. You may not use corporate property, information or a relationship with Urban for improper personal gain and may not compete with Urban directly or indirectly.

4.	Protection and Proper Use of Urban’s Assets and Confidentiality of Information

Urban Associates should protect Urban’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Urban equipment, property and supplies should not be used for non-Urban business, though incidental personal use may be permitted.

Urban Associates’ obligation to protect Urban’s assets includes protecting and maintaining its proprietary information. Proprietary information includes intellectual property such as trade secrets, trademarks and copyrights, as well as business, marketing and service plans, manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of proprietary information would violate Urban policy and could also be illegal and result in civil or even criminal penalties. Urban Associates also must maintain and protect the confidentiality of any confidential information furnished by Urban, its customers and suppliers, except when the President authorizes disclosure or when required by law. The obligation to preserve any confidential information continues even after employment ends.

5.	Gifts and Business Courtesies

Urban Associates and their family members should never offer, give, provide or accept any gift or other business courtesy unless it: (1) is not a cash gift; (2) is consistent with customary business practices; (3) is not excessive in value; and (4) does not violate any laws or regulations. Urban Associates should discuss with their supervisor any gifts or proposed gifts that they are not certain are appropriate.

6.	Violations of this Code of Conduct and Ethics

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior in violation of this Code or whenever in doubt about the best course of action in a particular situation. Officers and directors should consult the Audit Committee of the Board of Directors or the President about any such concerns. Everyone is expected to cooperate in internal investigations of misconduct. Urban will not retaliate against anyone for good faith reports of misconduct and violations of this Code.

The Audit Committee of the Board of Directors is ultimately responsible for enforcing violations of this Code. Violations of this Code may result in disciplinary measures, including counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

7.	Reporting Procedures for Accounting and Auditing Matters

Urban is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. To facilitate the reporting of complaints and concerns pursuant to Section 301 of the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors has established the following procedures for: (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”); and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Any person with concerns regarding any Accounting Matter may report their good faith concerns without fear of retaliation.

Scope of Matters Covered by These Procedures

These procedures relate to all reports concerning any questionable accounting or auditing matters, including, without limitation, the following:

•	fraud or deliberate errors in the preparation, evaluation, review or audit of any financial statement;

•	fraud or deliberate errors in the recording and maintenance of financial records;

•	deficiencies in or noncompliance with Urban’s internal accounting controls;

•	misrepresentations or false statements regarding a matter contained in Urban’s financial records, financial reports or audit reports; or

•	deviations from full and fair reporting of Urban’s financial condition.

Procedures for and Treatment of Complaints

•	Employees may make complaints on a confidential or anonymous basis to the President. Complaints may be made through: e-mail (accountingcomplaints@urbanout.com); or the mail (send complaints to: c/o the President, Urban Outfitters, Inc., 1809 Walnut Street, Philadelphia, PA 19103).

•	Upon receipt of a complaint, the President will: (i) determine whether the complaint actually relates to an Accounting Matter; and (ii) when possible, acknowledge receipt of the complaint to the sender.

•	The President (or such other persons the Audit Committee designates) will review the complaints submitted under the Audit Committee’s direction and oversight. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

•	The President will maintain a log of all complaints, tracking their receipt, investigation and resolution and will prepare a periodic summary report thereof for the Audit Committee.

•	Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

•	Urban will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

•	Copies of complaints and the President’s log will be maintained for seven (7) years.

8.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers and directors may be made only by the Board of Directors and will be promptly disclosed as required by law.